EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CBRE Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116398, 333-119362, 333-161744 and 333-181235) on Form S-8 and No. 333-201126 on Form S-3 of CBRE Group, Inc. of our report dated March 2, 2015, with respect to the consolidated balance sheets of CBRE Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows and equity for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of CBRE Group, Inc. Our report refers to a change in method of accounting for discontinued operations in 2014 due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

Los Angeles, California

March 2, 2015